Exhibit 99.02

MEDIA CONTACT:	Bob Gargus
Chief Financial Officer
Silicon Image, Inc.

Phone: 408/616-4114 bgargus@siliconimage.com

SILICON IMAGE ANNOUNCES APPOINTMENT OF STEVE TIRADO AS CHIEF EXECUTIVE
OFFICER REPLACING STEVEN LAUB

The Company Announces Additional Board And Management Appointments

SUNNYVALE, Calif., January 25, 2005—Silicon Image, Inc. (Nasdaq: SIMG), a leader in multi-gigabit semiconductor solutions for the secure transmission and storage of rich digital media, today announced that Steven Laub has resigned from the Company as its president and chief executive officer, as well as from its board of directors.  Mr. Laub had recently joined the Company, but in tendering his resignation, cited issues related to the scope of his role and responsibilities.

The Company’s board of directors has appointed Steve Tirado as president and chief executive officer as well as elected Mr. Tirado to the board of directors.  Mr. Tirado has been a member of the Company’s senior management team since 1999.  Prior to his appointment as CEO, Mr. Tirado served as president of the Company’s storage division, tasked with developing and delivering new architectures and solutions to support secure digital content delivery.  In this role, Tirado was instrumental in leading the development and recent launch of the Company’s SteelVine™ product family—targeted at small and medium businesses and consumer electronics applications.  Previously, Tirado served as Silicon Image’s chief operating officer from November 2000 to March 2004, as well as its president from January 2003 until March 2004.  Prior to Silicon Image, Tirado spent thirteen years in a variety of senior management roles at Sun Microsystems.

The Company’s board of directors has also appointed Christopher Paisley as chairman of the board, replacing David Lee.  Mr. Paisley has been an independent director of Silicon Image since April 2004, and previously served as senior vice president of finance and chief financial officer for 3Com Corporation for fifteen years.  His appointment as chairman of the board underscores Silicon Image’s continuing commitment to excellence in corporate governance.  Mr. Paisley has served as the dean’s executive professor of accounting and finance for the Leavey School of Business at Santa Clara University since January 2001.

The Company announced that David Lee, previously chairman of the board of Silicon Image, will remain a Silicon Image board member and will assume the role of chairman of the board of PanelLink Cinema, LLC, reporting to Steve Tirado.  A wholly owned subsidiary of Silicon Image, PanelLink Cinema™ is chartered with fostering the growth and proliferation of the Company’s PanelLink Cinema Partners initiative.  Supported by Sunplus, Sony, Hitachi, Mitsubishi, Sanyo, Samsung, LG and others, the PanelLink Cinema Partners program is aimed at providing consumers with a simple means to identify HDTVs and other consumer electronics devices capable of receiving and playing the most valuable digital content.  HDMI products branded with the PLC Partners logo have been tested for High-bandwidth Digital Content Protection (HDCP) functionality and content readiness—assuring consumers that they are interoperable and ready to receive and play premium digital content

About Silicon Image

Headquartered in Sunnyvale, Calif., Silicon Image, Inc. designs, develops and markets multi-gigabit semiconductor and system solutions for a variety of communications applications demanding high-bandwidth capability.  With its proprietary Multi-layer Serial Link (MSL™) architecture, Silicon Image is well positioned for leadership in multiple mass markets including PCs, consumer electronics and storage.  Currently, Silicon Image leads the global PC/display arena with its innovative digital interconnect technology, and has emerged as a leading player in the consumer electronics and storage markets—offering robust, high-bandwidth semiconductors.  For more information on Silicon Image, visit www.siliconimage.com

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Silicon Image, SteelVine, PanelLink Cinema, MSL and www.siliconimage.com are trademarks, registered trademarks or service marks of Silicon Image in the United States and other countries.